                                                                Exhibit 12

                               AGREEMENT AND PLAN
                                   OF MERGER
                                 BY AND BETWEEN
                           RELIANCE ELECTRIC COMPANY
                                      AND
                           GENERAL SIGNAL CORPORATION
                          DATED AS OF AUGUST 30, 1994

                                              TABLE OF CONTENTS

                                                  ARTICLE I

                                                                                          PAGE
                                                                                          ----
                                                 THE MERGER
 Section  1.01.     The Merger.......................................................       1
 Section  1.02.     Effective Time...................................................       1
 Section  1.03.     Certificate of Incorporation and By-Laws of Surviving
                    Corporation......................................................       2
 Section  1.04.     Directors and Officers of Surviving Corporation..................       2
 Section  1.05.     Further Assurances...............................................       2

                                                 ARTICLE II

                                            CONVERSION OF SHARES
 Section  2.01.     Effect on Reliance Shares........................................       2
 Section  2.02.     Effect on Reliance Options.......................................       4
 Section  2.03.     Exchange Procedures..............................................       4
 Section  2.04.     Fractional Shares................................................       4
 Section  2.05.     Transfers........................................................       5

                                                ARTICLE III

                               REPRESENTATIONS AND WARRANTIES OF THE PARTIES
 Section  3.01.     Organization.....................................................       5
 Section  3.02.     Capitalization...................................................       5
 Section  3.03.     Authority........................................................       6
 Section  3.04.     No Violations; Consents and Approvals............................       6
 Section  3.05.     SEC Documents; Financial Statements..............................       7
 Section  3.06.     Absence of Certain Changes.......................................       8
 Section  3.07.     Legal Proceedings................................................       8
 Section  3.08.     Compliance with Laws and Agreements..............................       8
 Section  3.09.     Rights Agreement.................................................       8
 Section  3.10.     Accounting Matters...............................................       8
 Section  3.11.     Joint Proxy Statement/Prospectus, Registration Statement.........       9
 Section  3.12.     State Antitakeover Statutes......................................       9
 Section  3.13.     Broker's Fees....................................................       9
 Section  3.14.     Fairness Opinions................................................       9
 Section  3.15.     Reliance Taxes...................................................       9

                                                ARTICLE IV

                                                COVENANTS
 Section  4.01.     Conduct of Business of Reliance and General Signal...............      10
 Section  4.02.     Acquisitions.....................................................      11
 Section  4.03.     No Solicitation..................................................      11
 Section  4.04.     Access to Information............................................      11
 Section  4.05.     Registration Statement and Proxy Statement.......................      12
 Section  4.06.     Stockholders' Meetings...........................................      12
 Section  4.07.     Board of Directors of General Signal.............................      13
 Section  4.08.     Reasonable Efforts; Other Actions................................      13
 Section  4.09.     Public Announcements.............................................      13
 Section  4.10.     Notification of Certain Matters..................................      13

                                                                                          PAGE
                                                                                          ----
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 Section  4.11.     Indemnification..................................................      14
 Section  4.12.     Expenses.........................................................      14
 Section  4.13.     Affiliates.......................................................      14
 Section  4.14.     Stock Exchange Listings..........................................      14
 Section  4.15.     Reliance Rights Plan.............................................      14

                                                 ARTICLE V

                       CONDITIONS TO THE OBLIGATIONS OF GENERAL SIGNAL AND RELIANCE
 Section  5.01.     Registration Statement...........................................      15
 Section  5.02.     Stockholder Approval.............................................      15
 Section  5.03.     Consents and Approvals...........................................      15
 Section  5.04.     Auditors' Letters................................................      15
 Section  5.05.     Accounting Treatment.............................................      15
 Section  5.06.     Tax Matters......................................................      15

                                                ARTICLE VI

                              CONDITIONS TO THE OBLIGATIONS OF GENERAL SIGNAL
 Section  6.01.     Representations and Warranties True..............................      15
 Section  6.02.     Performance......................................................      15
 Section  6.03.     Certificates.....................................................      16
 Section  6.04.     Certain Proceedings..............................................      16
 Section  6.05.     Material Adverse Change..........................................      16

                                                ARTICLE VII

                                CONDITIONS TO THE OBLIGATIONS OF RELIANCE
 Section  7.01      Representations and Warranties True..............................      16
 Section  7.02.     Performance......................................................      16
 Section  7.03.     Certificates.....................................................      16
 Section  7.04.     Certain Proceedings..............................................      16
 Section  7.05.     Material Adverse Change..........................................      16
 Section  7.06.     Listings.........................................................      16

                                               ARTICLE VIII

                                                 CLOSING
 Section  8.01.     Time and Place...................................................      16
 Section  8.02.     Filings at the Closing...........................................      17

                                               ARTICLE IX

                                       TERMINATION AND ABANDONMENT
 Section  9.01.     Termination......................................................      17
 Section  9.02.     Termination by General Signal....................................      17
 Section  9.03.     Termination by Reliance..........................................      17
 Section  9.04.     Procedure for Termination........................................      18
 Section  9.05.     Effect of Termination and Abandonment............................      18

                                                                                          PAGE
                                                                                          ----
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                                               ARTICLE X

                                              DEFINITIONS
Section 10.01.     Terms Defined in the Agreement...................................     19

                                               ARTICLE XI

                                              MISCELLANEOUS
Section 11.01.     Amendment and Modification.......................................     20
Section 11.02.     Waiver of Compliance; Consents...................................     20
Section 11.03.     Survivability; Investigations....................................     20
Section 11.04.     Reasonable Efforts...............................................     21
Section 11.05.     Notices..........................................................     21
Section 11.06.     Assignment.......................................................     21
Section 11.07.     Governing Law....................................................     22
Section 11.08.     Counterparts.....................................................     22
Section 11.09.     Severability.....................................................     22
Section 11.10.     Interpretation...................................................     22
Section 11.11.     Entire Agreement.................................................     22

SCHEDULES

  Schedule 3.02(A) General Signal Plans

  Schedule 3.02(B) Reliance Plans

EXHIBITS

  Exhibit A      Form of Citicorp Agreement
  Exhibit B      Form of Reliance Rights Plan
  Exhibit C-1    Form of Restated Certificate of Incorporation of General Signal
  Exhibit C-2    Form of General Signal Rights Agreement Amendment
  Exhibit D-1    Form of Reliance Affiliate Letter
  Exhibit D-2    Form of General Signal Affiliate Letter
  Exhibit E      Form of Tax Opinion of Cahill
  Exhibit F      Surviving Corporation By-law Provision

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 30, 1994 (the "Agreement"), by and between RELIANCE ELECTRIC COMPANY, a Delaware corporation originally formed under the name Reliance Acquisition Corporation ("Reliance"), and GENERAL SIGNAL CORPORATION, a New York corporation originally formed under the name General Signal Railway Company ("General Signal"). Reliance and General Signal are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

     WHEREAS, the Boards of Directors of Reliance and General Signal deem it advisable and in the best interests of each corporation and its respective stockholders that Reliance and General Signal combine in order to advance their long-term business interests, all upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, it is intended that the combination of Reliance and General Signal be effected by a merger of Reliance with and into General Signal with General Signal surviving, which shall be recorded for accounting purposes as a pooling-of-interests, and for Federal income tax purposes as a tax-free reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to General Signal's and Reliance's willingness to enter into this Agreement, (A) Court Square Capital Limited ("CSCL"), a wholly owned subsidiary of Citicorp ("Citicorp") and General Signal have entered into an agreement (the "Citicorp Agreement") substantially in the form of Exhibit A,
(B) Reliance adopted a stockholder rights plan in the form of Exhibit B hereto (the "Reliance Rights Plan") and (C) the Affiliates of Reliance have delivered to General Signal executed copies of the letter required to be delivered pursuant to Section 4.13 hereof;

     WHEREAS, Reliance and General Signal desire to make certain representations, warranties, covenants and agreements in connection with the merger of Reliance and General Signal.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.01 The Merger. (a) In accordance with the provisions of this Agreement and the New York Business Corporation Law ("NYBCL") and the General Corporation Law of the State of Delaware ("DGCL"), at the Effective Time, Reliance shall be merged (the "Merger") with and into General Signal, and General Signal shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New York. At the Effective Time the separate existence of Reliance shall cease.

     (b) The parties shall select, prior to the date on which the Joint Proxy Statement/Prospectus is first mailed to stockholders, a name for the Surviving Corporation which shall prominently include the name "Reliance" and shall be approved by the Boards of Directors of Reliance and General Signal, after consultation between the Chief Executive Officers of Reliance and General Signal, and which shall be set forth in an amendment hereto approved by the Board of Directors of each of the parties hereto.

     (c) The Merger shall have the effects on Reliance and General Signal as constituent corporations of the Merger as provided under the DGCL and the NYBCL.

     Section 1.02 Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the

DGCL and the NYBCL, with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL and by the Department of State of the State of New York in accordance with the provisions of Section 904 of the NYBCL (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

     Section 1.03 Certificate of Incorporation and By-Laws of Surviving Corporation. The Restated Certificate of Incorporation and By-Laws of General Signal, as amended in accordance with this Agreement, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

     Section 1.04 Directors and Officers of Surviving Corporation. (a) The number of directors of the Surviving Corporation shall be eighteen until otherwise determined pursuant to the By-Laws of the Surviving Corporation. The directors of General Signal and, subject to the requisite vote of the shareholders of General Signal, the persons specified in Section 4.06(ii) shall be the directors of the Surviving Corporation and will hold office from and after the Effective Time as described in the Joint Proxy Statement/Prospectus until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

     (b) The officers of the Surviving Corporation shall be determined by the Board of Directors of the Surviving Corporation immediately after the Effective Time, following consultation between the respective Chief Executive Officers of the Constituent Corporations, except that Mr. Carpenter shall be the Chairman and Chief Executive Officer of the Surviving Corporation and Mr. Morley shall be the Vice Chairman of the Surviving Corporation, and will hold office from and after the Effective Time until their respective successors are duly appointed and qualify in the manner provided in the By-Laws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal. The Vice Chairman shall be an executive officer of the Surviving Corporation with the duties set forth in the By-Laws of the Surviving Corporation, which shall be as reflected in the Surviving Corporation By-Law provision set forth on Exhibit F.

     Section 1.05 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

     Section 2.01 Effect on Reliance Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each share of Reliance's Class A common stock, par value $.01 per share ("Reliance Class A Common Stock"), issued and outstanding immediately prior to the Effective Time (except for shares owned by Reliance or any of its subsidiaries) shall be converted into the right to receive .739 shares (the "Conversion Ratio") of Common Stock, par value $1.00 per share, of the Surviving Corporation ("Survivor Common Stock"). Holders of Reliance Class A Common Stock shall also have the right to receive together with each share of Survivor Common Stock issued in the Merger pursuant to this
     Section 2.01(a), an associated common stock purchase right ("Survivor Common Stock Right") pursuant to the Rights Agreement dated as of March 7, 1986 between General Signal and the Rights

     Agent named therein (as amended through the date hereof, the "General Signal Rights Agreement"). References herein to the Survivor Common Stock issuable in the Merger shall be deemed to include associated Survivor Common Stock Rights.

          (b) Each share of Reliance's Class B common stock, par value $.01 per share ("Reliance Class B Common Stock"), issued and outstanding immediately prior to the Effective Time (except for shares owned by Reliance or any of its subsidiaries and any Dissenting Shares) shall be converted into the right to receive (i) .739 shares of Class B Common Stock, par value $1.00 per share, of the Surviving Corporation ("Survivor Class B Common Stock" and, together with the Survivor Common Stock, the "Survivor Shares") or
     (ii) if General Signal receives at least two business days prior to the Closing Date a written notice from any holder of Reliance Class B Common Stock that it elects to receive Survivor Common Stock in lieu of the Survivor Class B Common Stock it would otherwise be entitled to receive under this clause (b), .739 shares of Survivor Common Stock. Holders of Reliance Class B Common Stock shall also have the right to receive together with each share of Survivor Class B Common Stock issued in the Merger pursuant to this Section 2.01(b), an associated Survivor Class B Common Stock purchase right ("Survivor Class B Right" and, together with the Survivor Common Stock Right, the "Survivor Rights") pursuant to the General Signal Rights Agreement. References herein to the Survivor Class B Common Stock issuable in the Merger shall be deemed to include associated Survivor Class B Rights.

          (c) Each share of Reliance's Class C common stock, par value $.01 per share ("Reliance Class C Common Stock" and, together with Reliance Class A Common Stock and Reliance Class B Common Stock, the "Reliance Shares"), issued and outstanding immediately prior to the Effective Time (except for shares owned by Reliance or any of its subsidiaries and any Dissenting Shares) shall be converted into the right to receive (i) 2.001 shares of Survivor Class B Common Stock, or (ii) if General Signal receives at least two business days prior to the Closing Date a written notice from any holder of Reliance Class C Common Stock that it elects to receive Survivor Common Stock in lieu of all or a portion of the Survivor Class B Common Stock it would otherwise be entitled to receive under this clause (c),
     2.001 shares of Survivor Common Stock.

          (d) Each share of Reliance Class A Common Stock, Reliance Class B Common Stock and Reliance Class C Common Stock owned by Reliance as treasury stock or owned by any subsidiary of Reliance shall be cancelled. The status of all securities of General Signal, issued or reserved for issuance (including, without limitation, shares of General Signal Common Stock, and options, warrants and convertible debt securities to acquire shares of General Signal Common Stock), shall remain unchanged.

          (e) All Reliance Shares shall be cancelled and retired, and each certificate representing any such Reliance Shares shall thereafter (i) represent only the right to receive the Survivor Shares issuable in exchange for such Reliance Shares upon the surrender of such certificate in accordance with Section 2.03 (and any cash payable in respect of fractional shares) and (ii) entitle the holder thereof to vote with respect to, and receive dividends and distributions on, such number and class of whole Survivor Shares which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of certificates in accordance with
     Section 2.03.

          (f) Notwithstanding anything in this Agreement to the contrary, shares of Reliance Class B Common Stock and Reliance Class C Common Stock which are outstanding immediately prior to the Effective Time and which are held by stockholders who (a) shall not have voted such shares in favor of the Merger and (b) shall have delivered to Reliance a written demand for appraisal of such shares in the manner provided in Section 262 of the DGCL (the "Dissenting Shares") shall not be converted as described in Section 2.01, but instead the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of such
     Section 262; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of its demand for appraisal of such shares (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Closing Date), or
     (ii) if any holder fails to establish such holder's entitlement to appraisal rights as provided in such Section 262, or (iii) if neither any holder of Dissenting

     Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Survivor Class B Common Stock pursuant to Section 2.01(b) or Section 2.01(c).

     Section 2.02 Effect on Reliance Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase Reliance Class A Common Stock that is outstanding under the Reliance Plans immediately prior to the Effective Time, whether or not exercisable, shall be assumed by the Surviving Corporation in such manner that each such option shall thereafter be exercisable upon the same terms and conditions as under the applicable Reliance Plan and the applicable option agreement issued thereunder, except that (i) each such option shall be exercisable for that number of shares of Survivor Common Stock (rounded up to the nearest whole share) into which the number of shares of Reliance Class A Common Stock subject to such option immediately prior to the Effective Time would be converted under Section 2.01 if such option were exercised prior to the Effective Time, and (ii) the option price per share of Survivor Common Stock shall be an amount equal to the option price per share of Reliance Class A Common Stock subject to such option in effect immediately prior to the Effective Time divided by the Conversion Ratio (rounded up to the nearest whole cent).

     Section 2.03 Exchange Procedures. (a) Promptly after the Effective Time, the Surviving Corporation shall mail or cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Reliance Shares (the "Certificates") a form letter of transmittal which shall be mutually satisfactory to the parties hereto (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Surviving Corporation) and instructions for use in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Surviving Corporation of a Certificate, together with such letter of transmittal duly executed and any documents required thereby, the holder of such Certificate shall be entitled to receive in exchange therefor that number and class of whole Survivor Shares which such holder has the right to receive under this Article II, and such Certificate shall forthwith be cancelled. If any Survivor Shares are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     (b) The Surviving Corporation shall not be liable to any holder of Reliance Shares with respect to any Survivor Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the transfer agent for the Survivor Shares, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the transfer agent for the Survivor Shares will issue in exchange for such lost, stolen or destroyed Certificate the Survivor Shares and unpaid dividends and distributions on Survivor Shares as provided pursuant to Sections 2.01 and 2.03 of this Agreement.

     Section 2.04 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Reliance Shares who upon surrender of Certificates therefor would be entitled to receive from the Surviving Corporation a fraction of a Survivor Share shall not be entitled to receive dividends on or vote such fractional share and shall receive, in lieu of such fractional share, from the Surviving Corporation cash in an amount equal to such fraction multiplied by the Market Value of the relevant Survivor Share. The fractional share interests of each Reliance shareholder will be aggregated, and no Reliance shareholder will receive cash in an amount equal to or greater than the value of one full Survivor Share. "Market Value" shall mean, with respect to the Survivor Common Stock and Survivor Class B Common Stock issued to previous holders of Reliance Shares, the mean between the high and low prices of General Signal Common Stock on the New York Stock Exchange ("NYSE") on the date immediately prior to the Effective Time. All references in this Agreement to Survivor Shares shall be deemed to include any cash in lieu of fractional shares payable pursuant to this Section 2.04.

     Section 2.05 Transfers. From and after the Effective Time there shall be no transfers on the stock transfer books of Reliance or the Surviving Corporation of Reliance Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     General Signal represents and warrants to Reliance and Reliance represents and warrants to General Signal (each as to itself) as follows:

     Section 3.01 Organization. It and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and it has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. It and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or results of operations of, in the case of General Signal, General Signal and its subsidiaries taken as a whole or, in the case of Reliance, Reliance and its subsidiaries taken as a whole (a "Material Adverse Effect"). It owns directly all of the outstanding capital stock of each of its Significant Subsidiaries. As used in this Agreement a "Significant Subsidiary" means a corporation which is a "significant subsidiary" of such party within the meaning of Rule 1-02 (v) of Regulation S-X of the Securities and Exchange Commission ("SEC"). Set forth as Exhibit C-1 is a copy of the Form of Restated Certificate of Incorporation of General Signal to be delivered to the Department of State of the State of New York as it will be in effect at the Effective Time, subject to the requisite vote of the shareholders of General Signal, the form of which has been approved by the Board of Directors of General Signal.

     Section 3.02 Capitalization. (a) The authorized capital stock of General Signal consists of 150,000,000 shares of common stock, par value $1.00 per share ("General Signal Common Stock"), and 10,000,000 shares of preferred stock, par value $1.00 per share ("General Signal Preferred Stock"). As of the date hereof, there are 47,329,742 shares of General Signal Common Stock issued and outstanding, 16,258,615 shares held in General Signal's treasury, and no shares of General Signal Preferred Stock outstanding. At the Effective Time, the authorized capital stock of General Signal shall consist of 250,000,000 shares of General Signal Common Stock and 26,500,000 shares of General Signal Class B Common Stock, par value $1.00 per share ("General Signal Class B Common Stock") and 10,000,000 shares of General Signal Preferred Stock. As of the date hereof there were 3,241,437 shares of General Signal Common Stock reserved for issuance upon the exercise of outstanding options and options which may be granted under the stock option plans of General Signal, all of which are listed on Schedule 3.02(A) (the "General Signal Plans"), and 2,532,000 shares reserved for issuance upon the conversion of the outstanding $100,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2002 of General Signal (the "Convertible Notes"). Set forth as Exhibit C-2 is a form of Amendment to the General Signal Rights Agreement which has been approved by the Board of Directors of General Signal. Each share of General Signal Common Stock is, and each Survivor Share will be, when issued, accompanied by one Common Stock purchase right (the "Purchase Rights") or one Survivor Right. Except for the Purchase Rights, the Convertible Notes and the options granted or to be granted under the General Signal Plans, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating

General Signal to issue, transfer or sell any shares of its capital stock or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding shares of General Signal Common Stock are, and all shares of Survivor Common Stock and Survivor Class B Common Stock to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

     (b) The authorized capital stock of Reliance consists of 100,000,000 shares of Reliance Class A Common Stock, 100,000,000 shares of Reliance Class B Common Stock, 12,000,000 Shares of Reliance Class C Common Stock and 15,000,000 Shares of preferred stock, par value $.10 per share ("Reliance Preferred Stock"). As of the date hereof, there are 32,909,939 shares of Reliance Class A Common Stock, 3,161,032 shares of Reliance Class B Common Stock, 5,250,000 shares of Reliance Class C Common Stock, no shares of Reliance Preferred Stock issued and outstanding and no Reliance Shares held in Reliance's treasury. All of the outstanding shares of Reliance Class A Common Stock are convertible into Reliance Class B Common Stock and vice versa on a share for share basis. Each share of Reliance Class C Common Stock is convertible into 2.708 shares of Reliance Class A Common Stock under certain circumstances. As of the date hereof, there were reserved under the stock option and long-term incentive plans of Reliance, all of which are listed on Schedule 3.02(B) (the "Reliance Plans"), 1,259,365 shares of Reliance Class A Common Stock for issuance upon exercise of outstanding options or options which may be granted upon achievement of certain performance goals under Reliance's 1994 Executive Long-Term Incentive Plan (the "LTIP"). Except for the conversion rights of holders of Reliance Shares with respect to conversion of such shares into other classes of Reliance Shares, the rights granted pursuant to the Reliance Rights Agreement, and options and rights to receive Reliance Class A Common Stock under the Reliance Plans, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Reliance or any of its subsidiaries to issue, transfer or sell any shares of capital stock of Reliance or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding Reliance Shares are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

     Section 3.03 Authority. (a) It has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by its Board of Directors, and other than the requisite approval by its stockholders, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and, assuming this Agreement constitutes a legal, valid and binding agreement of the other party hereto, it constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms.

     (b) General Signal's Board of Directors has taken all appropriate and necessary action such that the provisions of Section 912 of the NYBCL will not apply to the Merger. Reliance's Board of Directors has taken all appropriate and necessary action such that the provision of Section 203 of the DGCL will not apply to the Merger.

     Section 3.04 No Violations; Consents and Approvals. (a) Neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will
(i) subject to obtaining the requisite approval of the holders of, with respect to Reliance, a majority and, with respect to General Signal, two-thirds of the outstanding stock entitled to vote thereon, violate any provision of its certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which it or any of its subsidiaries is a party, or by which it or any of its subsidiaries or any of their respective properties is bound other than, with respect to Reliance, the Competitive Advance and Revolving Credit Facility Agreement, dated as of April 21, 1993 among Reliance and the Lenders named therein and Chemical Bank, as administrative agent, and, with respect to each of General Signal and Reliance, any violations, defaults, breaches of or rights under notes, bonds, mortgages, indentures or other instruments of indebtedness related to indebtedness for borrowed money amounting in the aggregate to less than $20,000,000, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement (other than those covered by the preceding clause (ii)) to which it or any of its subsidiaries is a party, or by which it or any of its subsidiaries or any of their respective properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which it or any of its subsidiaries or any of its respective properties is bound, excluding from the foregoing clauses (iii) and (iv) violations, breaches, defaults or rights which, either individually or in the aggregate, would not have a Material Adverse Effect or materially impair its ability to consummate the transactions contemplated hereby or for which it has received or, prior to the Merger, shall have received appropriate consents or waivers.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by it in connection with the execution and delivery of this Agreement, or the consummation by it of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and by the Department of State of the State of New York, (iv) in the case of General Signal, the filing of the Restated Certificate of Incorporation of General Signal by the Department of State of the State of New York, (v) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (vi) with respect to General Signal, filings with, and approval of, the NYSE and the Pacific Stock Exchange ("PSE") in connection with obligations of General Signal under Section 4.14,
(vii) filing with, and approval of, the NYSE and the SEC with respect to the delisting and deregistration of Reliance Class A Common Stock, (viii) such consents, approvals, orders, authorizations, notifications, approvals, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (ix) such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Effective Time the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect, or materially impair such party's ability to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 3.05 SEC Documents; Financial Statements. (a) It has made available to the other party hereto copies of each registration statement, report, proxy statement or information statement filed with the SEC by it since January 1, 1992 (the "SEC Documents"). As of their respective dates, such party's SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, none of such SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and its Board of Directors consists of the Directors identified in its 1994 proxy statement.

     (b) Neither it nor any of its subsidiaries, nor any of their respective assets, businesses, or operations, is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto, that in each case would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement that has not been filed as an exhibit to an SEC Document filed prior to the date of this Agreement.

     (c) As of their respective dates, the consolidated financial statements included in such party's SEC Documents complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented its consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

     (d) The SEC Documents include (i) consolidated balance sheets as of December 31, 1993 and June 30, 1994; and (ii) consolidated statements of income for the year ended December 31, 1993, and the six month period ended June 30, 1994 for such party, as the case may be. Each of the foregoing consolidated audited balance sheets as at December 31, 1993 is sometimes herein referred to as the "Balance Sheet." Each of the foregoing consolidated unaudited balance sheet as at June 30, 1994 is sometimes herein referred to as the "Interim Balance Sheet."

     (e) There are no liabilities or obligations (and no basis therefor) of such party accrued, absolute, or contingent and whether due or to become due, other than liabilities and obligations (i) reflected, or adequately reserved against, in the Interim Balance Sheet or (ii) which, individually or in the aggregate, would not have a Material Adverse Effect.

     Section 3.06 Absence of Certain Changes. Except as reflected, or adequately reserved against, in its Interim Balance Sheet, since December 31, 1993, it has not suffered (a) any event or occurrence which would have a Material Adverse Effect or (b) any changes in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

     Section 3.07 Legal Proceedings. Except as disclosed in such party's SEC Documents filed prior to the date hereof, or reflected or adequately reserved against in its Balance Sheet, there is no (i) claim, action, suit or proceeding pending or, to its best knowledge, threatened, against or relating to it or any of its subsidiaries or any of their respective assets before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding, to which it or any of its subsidiaries is a party except any such claim, action, suit or proceeding or judgment, order, writ, injunction, decree, application, request or motion which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     Section 3.08 Compliance with Laws and Agreements. Neither it nor any of its subsidiaries is (i) in violation of or noncompliance with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations or (ii) in violation, breach or default (with or without due notice or lapse of time or both) under any of the terms, conditions or provisions of any agreement to which it is a party, or by which its properties are bound, except where any such violations or failures to comply or breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect. Such party and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.09 Rights Agreement. The General Signal Rights Agreement, subject to execution by the rights agent thereunder, has been amended to provide that (i) Reliance will not become an "Acquiring Person" and that no "Triggering Event", "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the General Signal Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) holders of Reliance Class B Common Stock and Reliance Class C Common Stock, in addition to the shares of Survivor Class B Common Stock they are entitled to receive pursuant to the Merger, shall receive associated Survivor Class B Rights under the General Signal Rights Agreement. The Survivor Class B Rights shall contain the same terms and conditions (including the same potential economic benefits) as the Purchase Rights.

     Section 3.10 Accounting Matters. Neither it nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action that would prevent the accounting of the business combination to be effected by the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

     Section 3.11  Joint Proxy Statement/Prospectus, Registration
Statement. None of the information to be supplied by such party for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") relating to Survivor Shares to be issued in connection with the Merger or (ii) the joint proxy statement to be distributed in connection with the stockholders meetings of General Signal and Reliance contemplated by Section
4.06 (as it may be amended or supplemented from time to time, the "Proxy Statement" and together with the prospectus to be included in the Registration Statement, the "Joint Proxy Statement/Prospectus") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to stockholders of General Signal and Reliance and at the time of their respective stockholders meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement and, with respect to General Signal, the Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act.

     Section 3.12  State Antitakeover Statutes.   No "business combination,"
"moratorium," "control share" or other state antitakeover statute or regulation
(x) prohibits or restricts its ability to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement, or any provision hereof, or (z) would subject the other party hereto to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

     Section 3.13  Broker's Fees.   Except for the engagement of Donaldson,
Lufkin & Jenrette Securities Corporation by General Signal and Goldman, Sachs & Co. and Prudential Securities Incorporated by Reliance, neither Reliance, General Signal nor any of their respective subsidiaries or any of their respective directors or officers has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

     Section 3.14 Fairness Opinions. General Signal has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, to the effect that, as of August 29, 1994, the consideration to be paid by the Surviving Corporation to the stockholders of Reliance is fair to General Signal's stockholders from a financial point of view and Reliance has received (i) the opinion of Prudential Securities Corporation to the effect that, as of August 29, 1994, the Conversion Ratio is fair to Reliance stockholders from a financial point of view and (ii) the opinion of Goldman Sachs & Co. to the effect that as of August 29, 1994, the Conversion Ratio is fair to the holders of Reliance Shares.

     Section 3.15 Reliance Taxes. (a) Reliance hereby represents and warrants that, in regard to Reliance's Overall Foreign Loss in existence immediately before the Effective Time as computed here to date by Reliance, no material portion of the Overall Foreign Loss attributable to interest expense or capital losses will be allocated in accordance with Treasury Regulation Section 1.1502-9(c) to Reliance Parent at the Effective Time. Further, Reliance represents that the Reliance Parent has not owned any foreign assets since its incorporation in December of 1986.

     (b) For purposes of Section 3.15(a) the following capitalized terms have the meanings set forth below:

     "Reliance's Overall Foreign Loss" means the balance in the consolidated overall foreign loss account for the Reliance Consolidated Group as of the date hereof, as determined pursuant to Treas. Reg. sec. 1.1502-9(b).

     "Reliance Consolidated Group" means the affiliated group of corporations of which Reliance Parent is the common parent, all within the meaning attributable to such terms in section 1504(a) of the Code and the Treasury regulations promulgated thereunder.

     "Reliance Parent" means the common parent of the Reliance Consolidated Group, within the meaning of section 1504(a) of the Code.

                                   ARTICLE IV

                                   COVENANTS

     Section 4.01 Conduct of Business of Reliance and General Signal. Except as contemplated by this Agreement or as expressly agreed to in writing by General Signal and Reliance, during the period from the date of this Agreement to the Effective Time, each of General Signal and its subsidiaries and Reliance and its subsidiaries will conduct its operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither General Signal nor Reliance will nor will they permit any of their respective subsidiaries to, without the prior written consent of the other party:

          (a) amend its certificate of incorporation or by-laws, except General Signal may amend its certificate of incorporation and bylaws as required by the terms of this Agreement;

          (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except (i) pursuant to and in accordance with the terms of the General Signal Rights Agreement, the Reliance Rights Plan or currently outstanding convertible securities and options, and (ii) options granted under the Reliance Plans or the General Signal Plans, in the ordinary course of business consistent with past practice;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or any of its subsidiaries, except (i) the payment of regular quarterly dividends consistent with past practice, (ii) purchase or redemption of General Signal Common Stock pursuant to the previously publicly announced General Signal stock repurchase plans or (iii) as otherwise expressly provided in this Agreement;

          (d) except in the ordinary course of business, consistent with past practice (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except its wholly owned subsidiaries in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

          (e) except as otherwise expressly contemplated by this Agreement or in the ordinary course of business, consistent with past practice, (i) increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director, officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with any of its directors, officers or other employees; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, and to amend any of such plans or any of such agreements in existence on the date hereof;

          (f) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business, consistent with past practice;

          (g) except in the ordinary course of business, consistent with past practice, or as contemplated by this Agreement authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights; or

          (h) agree to do any of the foregoing.

     Section 4.02 Acquisitions. Prior to the Effective Time, General Signal and Reliance shall keep each other advised of the status of all discussions and negotiations concerning possible acquisitions and divestitures of any corporations or businesses and each agrees that without the prior written consent of the other it shall not make, or agree to make, any acquisition which requires the issuance of shares of capital stock of General Signal or Reliance or any security convertible into, exchangeable for or exercisable for shares of such capital stock or any acquisition or acquisitions that, individually or in the aggregate, would require the payment of more than $150 million in aggregate consideration (including by assumption of borrowings); provided, however, that this covenant shall not apply in any way to the acquisition for cash of Fairbanks Morse Pump Corporation by General Signal. General Signal or Reliance shall not undertake any acquisition that would require preparation of pro forma financial statements in accordance with applicable rules and regulations of the SEC or that might reasonably be expected to delay completion of the Merger.

     Section 4.03 No Solicitation. (a) Each of Reliance and General Signal agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Reliance or its subsidiaries or General Signal or its subsidiaries or acquisition of any kind of all or substantially all of the assets or capital stock of Reliance and its subsidiaries taken as a whole or General Signal and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than General Signal or Reliance, as the case may be) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that General Signal or Reliance may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a financially capable third party that contains no financing condition, (i) furnish or disclose non-public information to such third party and (ii) negotiate, explore or otherwise communicate with such third party, in each case only if the Board of Directors of such party determines in good faith by a majority vote, after consultation with its legal and financial advisors, and after receipt of the written opinion of outside legal counsel of such party that failing to take such action would constitute a breach of the fiduciary duties of such Board of Directors, that taking such action is reasonably likely to lead to an Acquisition Transaction that is more favorable to the stockholders of such party than the Merger and that failing to take such action would constitute a breach of the Board's fiduciary duties.

     (b) Each of Reliance and General Signal shall immediately advise in writing the other of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 4.03(a).

     Section 4.04 Access to Information. (a) From the date of this Agreement until the Effective Time, each of Reliance and General Signal will give the other party and their authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit the other party to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to its business and properties as such party may from time to time reasonably request.

     (b) Each of the parties hereto will hold and will cause its consultants and advisors to hold in strict confidence pursuant to the Confidentiality Agreement dated April 13, 1994 between the parties (the "Confidentiality Agreement") all documents and information furnished to the other in connection with the transactions contemplated by this Agreement as if each such consultant or advisor was a party thereto.

     Section 4.05 Registration Statement and Proxy Statement. (a) General Signal and Reliance shall file with the SEC as soon as is reasonably practicable after the date hereof the Joint Proxy Statement/Prospectus and General Signal shall file the Registration Statement in which the Joint Proxy Statement/Prospectus shall be included. General Signal and Reliance shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. General Signal shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Survivor Shares pursuant to this Agreement. General Signal and Reliance shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with this Section 4.05(a).

     (b) Each of General Signal and Reliance agrees that the Joint Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of General Signal and Reliance, or in the case of the Registration Statement and each amendment or supplement thereto, at the time it becomes effective, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by either General Signal or Reliance, as the case may be, in reliance upon and in conformity with written information concerning the other party furnished by such other party specifically for use in the Joint Proxy Statement/Prospectus. Each of General Signal and Reliance agrees that none of the information furnished in writing to the other party specifically for use in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of General Signal and Reliance, or in the case of information furnished in writing specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it becomes effective, will include any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of General Signal and Reliance; provided that no amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement will be made by General Signal or Reliance without the approval of the other party. To the extent applicable, each of General Signal and Reliance will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Survivor Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (c) General Signal and Reliance shall each use all commercially reasonable efforts to cause to be delivered to the other a comfort letter of its independent auditors, dated a date within two business days of the effective date of the Registration Statement, in form reasonably satisfactory to the other party and customary in scope and substance for such letters in connection with similar registration statements.

     Section 4.06 Stockholders' Meetings. Reliance and General Signal each shall call a meeting of its respective stockholders to be held as promptly as practicable in accordance with applicable law for the purpose of voting upon (i) the adoption of this Agreement and the transactions contemplated hereby including, in the case of General Signal, amending the General Signal Certificate of Incorporation to increase the authorized number of shares of General Signal Common Stock to 250,000,000 shares and to create the Survivor Class B Common Stock and to change the name of General Signal as contemplated by this Agreement and (ii) the election to the Board of Directors of the Surviving Corporation, effective as of the Effective Time, of each of the persons who, as of the date of this Agreement are directors of Reliance and the one individual designated by CSCL in accordance with the Citicorp Agreement, with each such person to be elected to the class of directors designated in writing by Reliance prior to the mailing of the Joint Proxy Statement/Prospectus. Reliance and General Signal shall, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use all commercially reasonable efforts to hold such meetings on the same day and as soon as practicable after the date hereof; provided, however, that the respective Boards of Directors may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a financially capable third party that contains no financing condition, withdraw, modify or change its recommendation to its stockholders if the Board of Directors determines in good faith by a majority vote, after consultation with its legal and financial advisors, and after receipt of the written opinion of outside legal counsel of such party that failing to take such action would constitute a breach of the fiduciary duties of such Board of Directors, that withdrawing, modifying or changing its recommendation is reasonably likely to lead to an Acquisition Transaction that is more favorable to the stockholders of such party than the Merger and that failing to take such action would constitute a breach of the Board's fiduciary duties. Each party shall use all commercially reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

     Section 4.07 Board of Directors of General Signal. (a) The General Signal Board of Directors shall take such corporate action as may be necessary to cause the number of directors comprising its full board to be increased at the Effective Time to the size necessary to include, subject to the requisite vote of the shareholders of General Signal, immediately after the Effective Time on the Surviving Corporation Board of Directors the persons specified in Section 4.06(ii).

     (b) Each standing committee of the General Signal Board of Directors in existence immediately prior to the Effective Time shall be increased in size at the Effective Time so that each such committee (i) with an even number of members immediately prior to the Effective Time shall be increased in size at the Effective Time by an equal number of members and (ii) with an odd number of members immediately prior to the Effective Time shall be increased in size at the Effective Time by such number of members minus one, and, in each case, such newly-created vacancies shall be filled, subject to the requisite vote of the stockholders of General Signal, immediately after the Effective Time by persons specified in Section 4.06(ii).

     Section 4.08 Reasonable Efforts; Other Actions. Subject to the terms and conditions herein provided and applicable law, Reliance and General Signal shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the taking of any actions required to qualify the Merger for pooling-of-interests accounting treatment and as a tax-free reorganization within the meaning of Section 368(a) of the Code, (iii) the obtaining of all necessary consents, approvals or waivers under its material contracts, and (iv) the lifting of any legal bar to the Merger.

     Section 4.09 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the Merger, General Signal and Reliance will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     Section 4.10 Notification of Certain Matters. Each of Reliance and General Signal shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of Reliance or General Signal, as the case may be, and their respective subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, or (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     Section 4.11 Indemnification. (a) The Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Reliance and its subsidiaries against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in Reliance's Certificate of Incorporation and By-Laws and agreements in effect at the date hereof (to the extent consistent with applicable law).

     (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Reliance (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Reliance for such insurance.

     (c) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by each indemnified party hereunder, his or her heirs and his or her representatives.

     Section 4.12 Expenses. Except as set forth in Section 9.05, General Signal, and Reliance, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange listing application fees) the Joint Proxy Statement/Prospectus shall be shared equally by Reliance and General Signal.

     Section 4.13 Affiliates. Each of Reliance and General Signal shall deliver to the other a letter identifying all persons who, as of the date hereof, may be deemed to be "affiliates" thereof for purposes of Rule 145 under the Securities Act (the "Affiliates") and shall advise the other in writing of any persons who become an Affiliate prior to the Effective Time. Reliance shall cause each person who is so identified as an Affiliate to deliver to General Signal, no later than the earlier of the date hereof or the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit D-1 hereto.

     Section 4.14 Stock Exchange Listings. General Signal shall promptly prepare and submit to the NYSE and the PSE a listing application covering the shares of Survivor Common Stock (and associated Survivor Rights) issuable in the Merger and upon conversion of any shares of Survivor Class B Common Stock issuable in the Merger and upon exercise of Reliance Stock Options, and shall use all commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Survivor Common Stock (and associated Survivor Rights), subject to official notice of issuance.

     Section 4.15 Reliance Rights Plan. On the date hereof, Reliance shall adopt, subject to execution by a rights agent thereunder, the Reliance Rights Plan, which Plan has been authorized by the Board of Directors of Reliance. The Reliance Rights Plan shall expire immediately prior to the Effective Time. Reliance shall not redeem the rights issued under the Reliance Rights Plan (other than to delay any "distribution date" thereon or to render the rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Reliance Rights Plan prior to the earlier of (i) a vote by the holders of Reliance Class A Common Stock at a meeting duly convened therefor (including any adjournments thereof) which shall not have been sufficient to satisfy the requirements of Section 5.02, (ii) the termination of this Agreement in accordance with its terms or (iii) the Effective Time unless required to do so by a court of competent jurisdiction.

                                   ARTICLE V

          CONDITIONS TO THE OBLIGATIONS OF GENERAL SIGNAL AND RELIANCE

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     Section 5.01 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

     Section 5.02 Stockholder Approval. The requisite vote of the stockholders of Reliance and General Signal necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

     Section 5.03 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority or any other third party required for the consummation of the transactions contemplated by this Agreement shall have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a Material Adverse Effect and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     Section 5.04 Auditors' Letters. Each of General Signal and Reliance shall have received from its independent auditors a letter dated the Closing Date reasonably satisfactory to each of them confirming in all material respects the matters set forth in the letter contemplated by Section 4.05(c).

     Section 5.05 Accounting Treatment. Each of General Signal and Reliance shall have received a letter from Ernst & Young, reasonably satisfactory to each of them in all respects, that the Merger will qualify for pooling-of-interests accounting treatment.

     Section 5.06 Tax Matters. Each of General Signal and Reliance shall have received an opinion of Cahill Gordon & Reindel addressed to it dated the Closing Date substantially in the form of Exhibit E hereto to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and that General Signal and Reliance shall each be a party to that reorganization within the meaning of Section 368(b) of the Code.

                                   ARTICLE VI

                CONDITIONS TO THE OBLIGATIONS OF GENERAL SIGNAL

     The obligation of General Signal to effect the Merger and to perform its other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by General Signal:

     Section 6.01 Representations and Warranties True. The representations and warranties of Reliance contained herein (without regard to any materiality exceptions contained therein) shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 6.02 Performance. Reliance shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     Section 6.03 Certificates. Reliance shall furnish such certificates of its officers to evidence compliance with the conditions set forth in Sections
6.01 and 6.02 as may be reasonably requested by General Signal.

     Section 6.04 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall be in effect against General Signal or Reliance, and no proceedings therefor shall have been threatened or commenced by any governmental entity, which prohibits or restricts the consummation of the Merger or would otherwise restrict the Surviving Corporation's exercise of full rights to own and operate the business of Reliance and General Signal in a manner which would have a Material Adverse Effect on Reliance or General Signal.

     Section 6.05 Material Adverse Change. There shall not have occurred since June 30, 1994 any material adverse change in the business, operations, assets, financial condition or results of operations of Reliance and its subsidiaries taken as a whole.

                                  ARTICLE VII

                   CONDITIONS TO THE OBLIGATIONS OF RELIANCE

     The obligations of Reliance under this Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by
Reliance:

     Section 7.01 Representations and Warranties True. The representations and warranties of General Signal contained herein (without regard to any materiality exceptions contained therein) shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 7.02 Performance. General Signal shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     Section 7.03 Certificates. General Signal shall furnish such certificates of its respective officers to evidence compliance with the conditions set forth in Sections 7.01 and 7.02 as may be reasonably requested by Reliance.

     Section 7.04 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall be in effect against General Signal or Reliance, and no proceedings therefor shall have been threatened or commenced by any governmental entity, which prohibits or restricts the consummation of the Merger or would otherwise restrict the Surviving Corporation's exercise of full rights to own and operate the business of Reliance and General Signal in a manner which would have a Material Adverse Effect on Reliance or General Signal.

     Section 7.05 Material Adverse Change. There shall not have occurred since June 30, 1994 any material adverse change in the business, operations, assets, financial condition or results of operations of General Signal and its subsidiaries taken as a whole.

     Section 7.06 Listings. The Survivor Common Stock issuable in the Merger shall have been authorized for listing on the NYSE and the PSE subject to official notice of issuance.

                                  ARTICLE VIII

                                    CLOSING

     Section 8.01 Time And Place. Subject to the provisions of Articles V, VI, VII and IX, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the first business day after the date on which each of the conditions set forth in Articles V, VI and VII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as General Signal and Reliance may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     Section 8.02 Filings at the Closing. Subject to the provisions of Articles V, VI, VII and IX hereof, Reliance and General Signal shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the DGCL and the NYBCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT

     Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Reliance or General Signal:

     (a) by mutual consent of the Boards of Directors of General Signal and Reliance;

     (b) by either General Signal or Reliance if, without fault of such terminating party, the Merger shall not have been consummated on or before March 31, 1995, which date may be extended by mutual written consent of the parties hereto;

     (c) by either General Signal or Reliance, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used all commercially reasonable efforts to remove or lift such order, decree or ruling; or

     (d) by either General Signal or Reliance, if the requisite stockholder approvals of the stockholders of either General Signal or Reliance are not obtained at the meeting of stockholders duly called and held therefor.

     Section 9.02 Termination by General Signal. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of General Signal, at any time prior to the Effective Time, before or after the approval by the stockholders of General Signal or Reliance, if (a) Reliance shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and IV of this Agreement to be complied with or performed by Reliance at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Reliance contained in this Agreement such that the closing condition set forth in Section
6.01 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 30 days of delivery to Reliance of written notice of such breach or breaches, (c) the Board of Directors of Reliance shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to General Signal or shall have recommended any proposal in respect of an Acquisition Transaction, or (d) the Board of Directors of Reliance shall furnish or disclose non-public information or negotiate, explore or otherwise communicate in any way with a third party with respect to any Acquisition Transaction, or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

     Section 9.03 Termination by Reliance. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of General Signal or Reliance, by action of the Board of the Directors of Reliance, if (a) General Signal shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and IV of this Agreement to be complied with or performed by General Signal at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of General Signal contained in this Agreement such that the closing condition set forth in
Section 7.01 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 30 days of delivery to General Signal of written notice of such breach or breaches, (c) the Board of Directors of General Signal shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Reliance or shall have recommended any proposal in respect of an Acquisition Transaction, or (d) the Board of Directors of General Signal shall furnish or disclose non-public information or negotiate, explore or otherwise communicate in any way with a third party with respect to any Acquisition Transaction, or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

     Section 9.04 Procedure for Termination. In the event of termination and abandonment of the Merger by General Signal or Reliance pursuant to this Article IX, written notice thereof shall forthwith be given to the other.

     Section 9.05 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 9.05 and Section 4.04(b) hereof and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

     (b) If this Agreement is terminated (i) pursuant to Section 9.01 (except
Section 9.01(a)) and prior to such termination any financially capable person shall have made a bona fide proposal concerning an Acquisition Transaction to Reliance or its stockholders by public announcement or written communication that is or becomes subject to public disclosure (a "Reliance Bidder"), or (ii) by General Signal pursuant to Section 9.02(c) or (d) then, in any such case referred to in clause (i) or (ii) of this paragraph, Reliance shall within two business days pay General Signal by wire transfer of immediately available funds to an account specified by General Signal up to $2.5 million to reimburse General Signal for its documented fees and expenses directly related to this Agreement and the transactions contemplated hereby and if terminated by General Signal pursuant to 9.02(c) or (d) an additional fee of $50 million, and if an additional fee has not already become payable and within twelve months after the date hereof Reliance or any of its subsidiaries enters into a definitive agreement with either a Reliance Bidder or a third party to which Reliance has provided non-public information or with which it has negotiated, explored or in any way communicated after the date of this Agreement and prior to its termination in accordance with its terms with respect to an Acquisition Transaction, then Reliance, prior to entering into any such definitive agreement, shall pay General Signal by wire transfer of immediately available funds to an account specified by General Signal, an additional fee of $50 million.

     (c) If this Agreement is terminated (i) pursuant to Section 9.01 (except
Section 9.01(a)) and prior to such termination any financially capable person shall have made a bona fide proposal concerning an Acquisition Transaction to General Signal or its stockholders by public announcement or written communication that is or becomes subject to public disclosure (a "General Signal Bidder"), or (ii) by Reliance pursuant to Section 9.03(c) or (d) then, in any such case referred to in clause (i) or (ii) of this paragraph, General Signal shall within two business days pay Reliance by wire transfer of immediately available funds to an account specified by Reliance up to $2.5 million to reimburse Reliance for its documented fees and expenses directly related to this Agreement and the transactions contemplated hereby and if terminated by Reliance pursuant to Section 9.03(c) or (d), an additional fee of $50 million, and if an additional fee has not already become payable and within twelve months after the date hereof General Signal or any of its subsidiaries enters into a definitive agreement with either a General Signal Bidder or a third party to which General Signal has provided non-public information or with which it has negotiated, explored or in any way communicated after the date of this Agreement and prior to its termination in accordance with its terms with respect to an Acquisition Transaction, then General Signal, prior to entering into any such definitive agreement, shall pay Reliance by wire transfer of immediately available funds to an account specified by Reliance, an additional fee of $50 million.

     (d) So long as General Signal is not in breach or default under any covenant, condition, representation or warranty herein, in the event of a termination of this Agreement by General Signal pursuant to Sec-tion 9.02(a) or (b), then Reliance shall promptly pay General Signal up to $2.5 million for all documented fees and expenses incurred by General Signal (including the fees and expenses of counsel, accountants, consultants and advisors) directly related to this Agreement and the transactions contemplated hereby. So long as Reliance is not in breach or default under any covenant, condition, representation or warranty herein, in the event of a termination of this Agreement by Reliance pursuant to Section 9.03(a) or (b), then General Signal shall promptly pay Reliance up to $2.5 million for all documented fees and expenses incurred by Reliance (including the fees and expenses of counsel, accountants, consultants and advisors) directly related to this Agreement and the transactions contemplated hereby.

     (e) No termination of this Agreement by one party shall affect the other party's rights to benefits under Section 9.05(b) or (c), as the case may be, if at the time of such termination a state of facts existed giving the other party the right to terminate the Agreement and receive benefits under Section 9.05(b) or (c) or to receive benefits upon the entry into of a definitive agreement as set forth in Section 9.05(b) or (c), and such other party will be entitled to receive the benefits to which it is entitled under Section 9.05(b) or (c) upon notice to the terminating party delivered when such other party is entitled to receive such benefits and in any event prior to the expiration of twelve months after the date hereof.

                                   ARTICLE X

                                  DEFINITIONS

     Section 10.01 Terms Defined in the Agreement. The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

        Acquisition Transaction                                                 4.03
        Affiliates                                                              4.13
        Balance Sheet                                                           3.05
        Certificate Of Merger                                                   1.02
        Certificates                                                            2.03
        Citicorp                                                              Recitals
        Citicorp Agreement                                                    Recitals
        Closing                                                                 8.01
        Closing Date                                                            8.01
        Code                                                                  Recitals
        Confidentiality Agreement                                               4.04
        Constituent Corporations                                              Preamble
        Conversion Ratio                                                        2.01
        Convertible Notes                                                       3.02
        CSCL                                                                  Recitals
        DGCL                                                                    1.01
        Dissenting Shares                                                       2.01
        Effective Time                                                          1.02
        Environmental Laws                                                      3.08
        Exchange Act                                                            3.04
        General Signal Common Stock                                             3.02
        General Signal Class B Common Stock                                     3.02
        General Signal Plans                                                    3.02
        General Signal Preferred Stock                                          3.02
        General Signal Rights Agreement                                         2.01
        HSR Act                                                                 3.04
        Interim Balance Sheet                                                   3.05
        Joint Proxy Statement/Prospectus                                        3.11

        LTIP                                                                    3.02
        Market Value                                                            2.04
        Material Adverse Effect                                                 3.01
        Merger                                                                  1.01
        NYBCL                                                                   1.01
        NYSE                                                                    2.04
        person                                                                 11.10
        PSE                                                                     3.04
        Purchase Rights                                                         3.02
        Reliance Class A Common Stock                                           2.01
        Reliance Class B Common Stock                                           2.01
        Reliance Class C Common Stock                                           2.01
        Reliance Plans                                                          3.02
        Reliance Preferred Stock                                                3.02
        Reliance Rights Plan                                                  Recitals
        Reliance Shares                                                         2.01
        Registration Statement                                                  3.11
        SEC                                                                     3.01
        SEC Documents                                                           3.05
        Securities Act                                                          3.04
        Significant Subsidiary                                                  3.01
        subsidiary                                                             11.10
        Surviving Corporation                                                   1.01
        Survivor Class B Common Stock                                           2.01
        Survivor Class B Right                                                  2.01
        Survivor Common Stock                                                   2.01
        Survivor Common Stock Right                                             2.01
        Survivor Rights                                                         2.01
        Survivor Shares                                                         2.01

                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.01 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of General Signal and Reliance at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after this Agreement is adopted by the stockholders of either Reliance or General Signal, no such amendment or modification shall change the amount or form of the consideration to be delivered in respect of the Reliance Shares.

     Section 11.02 Waiver of Compliance; Consents. Any failure of General Signal or Reliance to comply with any obligation, covenant, agreement or condition herein may be waived by Reliance or General Signal, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.02.

     Section 11.03 Survivability; Investigations. The respective representations and warranties of General Signal and Reliance contained herein or in any certificates or other documents delivered prior to or at the

Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing.

     Section 11.04 Reasonable Efforts. Subject to the terms and conditions herein provided, and applicable law, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     Section 11.05 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

     (a) if to Reliance, to

                            Reliance Electric Company
                            6065 Parkland Avenue
                            Cleveland, Ohio 44124
                            Telecopy: (216) 266-5852

                            Attention: Chairman
                            with a copy to

                            Calfee, Halter & Griswold
                            800 Superior Avenue
                            Suite 1800
                            Cleveland, Ohio 44114
                            Telecopy: (216) 241-0816
                            Attention: Michael L. Miller, Esq.

     (b) if to General Signal, to

                            General Signal Corporation
                            One High Ridge Park
                            P. O. Box 10010
                            Stamford, CT 06904
                            Telecopy: (203) 329-4314

                            Attention: Chairman
                            with a copy to

                            Cahill Gordon & Reindel
                            80 Pine Street
                            New York, New York 10005
                            Telecopy: (212) 269-5420

                            Attention: W. Leslie Duffy, Esq.

     Section 11.06 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 4.11, the officers, directors and employees of Reliance.

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
     Section 11.07 Governing Law. Except as the laws of the State of Delaware are by their terms applicable, this Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     Section 11.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 11.09 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

     Section 11.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation or any other person of which a majority of the equity interests therein are, directly or indirectly, owned by such specified corporation.

     Section 11.11 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter, except for the Confidentiality Agreement, which shall remain in full force and effect. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

     IN WITNESS WHEREOF, GENERAL SIGNAL and RELIANCE have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          GENERAL SIGNAL CORPORATION

                                          By: /s/  EDMUND M. CARPENTER
                                              ------------------------------
                                              Name: Edmund M. Carpenter
                                              Title: Chairman and Chief
                                                       Executive Officer

                                          RELIANCE ELECTRIC COMPANY

                                          By: /s/  JOHN C. MORLEY
                                              ------------------------------
                                              Name: John C. Morley
                                              Title: President and Chief
                                                       Executive Officer

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